UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/16/2007

Wells Real Estate Investment Trust II, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-51262

MD	20-0068852
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

6200 The Corners Parkway
Norcross, GA 30092-3365
(Address of principal executive offices, including zip code)

770-449-7800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

Acquisition of the 222 East 41st Street Building

On August 17, 2007, Wells Real Estate Investment Trust II, Inc. (the "Registrant") purchased a 25-story office building containing approximately 372,000 rentable square feet (the "222 East 41st Street Building") for approximately $319.8 million, exclusive of closing costs. The 222 East 41st Street Building is located on approximately 0.5 acres of land located at 222 East 41st Street in New York City, New York. The Registrant purchased the 222 East 41st Street Building subject to a ground lease that expires on March 31, 2051. The current annual rent due under the ground lease is approximately $1.2 million.

The acquisition was funded with net proceeds raised from the Registrant's ongoing public offering, the origination of a $130.3 million variable rate loan secured by the 222 East 41st Street Building in favor of Anglo Irish and proceeds from the Registrant's $400 million line of credit with Wachovia Bank, N.A. The 222 East 41st Street Building was purchased from Zeta-Ceres, L.P., which is not affiliated with the Registrant or Wells Capital, Inc.

The 222 East 41st Street Building, which was completed in 2001, is leased to Jones Day (approximately 81%), Council of the European Union ("Council of the EU") (approximately 10%) and various other office tenants (approximately 6%). Approximately 3% of the 222 East 41st Street Building is currently vacant. The current aggregate annual base rent for Jones Day, Council of the EU and the other tenants of the 222 East 41st Street Building is approximately $21.2 million. The current weighted-average remaining lease term for Jones Day, Council of the EU and the other tenants of the 222 East 41st Street Building is approximately 9 years.

Jones Day is a law firm acting as principal outside counsel to, or providing significant legal representation for, more than half of the Fortune 500 companies, as well as a wide variety of other entities, including privately held companies, financial institutions, investment firms, health care providers, retail chains, foundations, educational institutions, and individuals. Jones Day employs over 2,200 lawyers in 30 locations worldwide. The Jones Day lease commenced on September 2001 and expires in October 2016. Jones Day has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

Council of the EU is the governing body of the European Union. The Council of the EU lease commenced in July 2003 and expires in July 2013. Council of the EU has the right, at its option, to terminate its lease as of November 2010 for a termination fee of $420,000.

The Registrant does not intend to make significant renovations or improvements to the 222 East 41st Street Building. Management of the Registrant believes that the 222 East 41st Street is adequately insured.

Anglo-Irish Bank Loan

On August 16, 2007, in connection with the acquisition of the 222 East 41st Street Building, the Registrant obtained a $130.3 million loan (the "Anglo Irish Loan") secured by the 222 East 41st Street Building in favor of Anglo Irish Bank Corporation, PLC ("Anglo Irish Bank"). The Registrant may prepay the Anglo Irish Loan in full or in part at any time subject to the payment of a cost maintenance fee, as defined by the loan agreement. The Anglo Irish Loan bears interest at LIBOR plus 120 basis points and matures on August 16, 2017. The interest payment date is the 16th of each month; however, under the terms of the loan agreement, the monthly debt service is to be capitalized and added to the outstanding balance of the Anglo Irish Loan as it becomes due.

In connection with obtaining the Anglo Irish Loan, the Registrant entered into an interest rate swap agreement with Anglo Irish Bank. The effective date of the interest rate swap agreement is August 16, 2007 and terminates August 16, 2017. Under the terms of the interest rate swap agreement, the Registrant will pay Anglo Irish Bank monthly interest at a fixed rate of 5.475% and receive a monthly payment from Anglo Irish Bank equal to LIBOR. The interest rate swap effectively fixes the Registrant's interest rate on the Anglo Irish Loan at 5.475% plus 120 basis points, which is used to determine the amount of monthly debt service to be added to the Anglo Irish Loan and paid off at maturity.

Item 9.01.    Financial Statements and Exhibits

(a) Financial Statements. Since it is impracticable to provide the required financial statements for the acquired real property described in Item 8.01 at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that it intends to file the required financial statements on or before October 31, 2007, by amendment to this Form 8-K.
(b) Pro Forma Financial Information. See Paragraph (a) above.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Wells Real Estate Investment Trust II, Inc.

Date: August 20, 2007	By:	/s/ Douglas P. Williams
Douglas P. Williams
Executive Vice President